EXHIBIT 99.1


                 SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT
                                     BETWEEN
                                 HYBRIDON, INC.
                                       AND
                               SILICON VALLEY BANK


         This Second Amendment is made, effective as of the 30th day of April, 1998 to that certain Loan and Security Agreement between Hybridon, Inc., a Delaware corporation with a principal place of business at 620 Memorial Drive, Cambridge, Massachusetts (the "Borrower") and Silicon Valley Bank (the "Bank") dated as of December 31, 1996, as amended by consent letter agreement (the"Consent Letter") dated January 15, 1998 and by First Amendment to Loan and Security Agreement dated March 30, 1998 (the "First Amendment). The Loan and
Security Agreement as so amended is hereinafter referred to as the "Loan Agreement". Capitalized terms used, but not defined in this Second Amendment shall have the meanings ascribed to them in the Loan Agreement and ancillary documents, instruments and agreements, and ancillary documents, instruments and agreements, or if not so defined, shall have the meanings ascribed to them in the Uniform Commercial Code, or in the case of financial and accounting terms, in accordance with generally accepted accounting principles.


                                    RECITALS

         Pursuant to the Loan Agreement and on the terms and conditions set forth therein, on December 31, 1996, the Bank made a secured term loan to the Borrower in the original face amount of $7,500,000 (the "Loan"). The Borrower advised the Bank of its planned offering of Units of investment in the Borrower in January, 1998 (the "Original Offering"), which was consented to by the Bank pursuant to the Consent Letter and which was subsequently amended by the Borrower and consented to by the Bank in March, 1998 pursuant to the First Amendment. The term "Offering" as used in this Second Amendment shall include the Amended Offering or any other equity offering or corporate collaboration not involving indebtedness of the Borrower. In connection with the May 5, 1998 closing of the Offering (the "date of the closing of the Offering"), the Borrower has requested that the Bank defer the application of, or amend the application of, certain covenants contained in the Loan Agreement and in certain other documents, instruments and agreements executed and delivered in connection with the Loan Agreement.

         The Bank is willing to consent to the further amendment of the Loan Agreement to accommodate the Offering, but only upon the terms and conditions set forth in this Second Amendment.



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                                    AGREEMENT

         In consideration of the foregoing, and of the undertakings and obligations of the Borrower and the Bank set forth herein and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and Bank agree as follows:

     1. The Borrower confirms that the outstanding balance of principal and interest on the Loan as of April 30, 1998 is as set forth in Schedule 1 hereto, and that the Borrower has no defense, claim or offset which would preclude full payment of such amount.

     2. The Borrower ratifies and confirms: (i) its Obligations to the Bank under the Loan Agreement, as amended hereby, (ii) all of the representations and warranties made by it in the Loan Agreement, except as expressly disclosed to the Bank, and (iii) that it is in compliance with the covenants and agreements contained in the Loan Agreement except for its failure to maintain compliance with the covenants waived in the First Amendment, and except for its failure to comply with Section 6.10(c) of the Loan Agreement, to the extent that such failure is nevertheless in compliance with the Intellectual Property Security Agreement (the "IP Security Agreement") delivered by the Borrower in connection with the Consent Letter (it being agreed that the provisions of Section 6.10(c) shall be deemed superseded by the analogous provisions of the IP Security Agreement).

     3.   The Borrower  shall on or before the earlier of: (i) May 15, 1998,  or
          (ii) the date of closing of the Offering, pay to the Bank in good and immediately collectible funds the sum of Three Hundred Twenty-Five Thousand ($325,000) Dollars which had been advanced to the Borrower by the Bank on or about April 10, 1998.

     4. The Bank and the Borrower agree that the Tangible Net Worth covenant established in Section 6.8 of the Loan Agreement shall be next tested by the Bank as of the earlier of: (i) May 15, 1998, or (ii) the date of the closing of the Offering (and compliance therewith shall be deemed waived or satisfied for all prior periods), and that such Tangible Net Worth covenant shall thereafter be tested as of the last day of each fiscal quarter commencing with the quarter ending June 30, 1998.

     5. Section 6.9 of the Loan Agreement is hereby amended to read as follows, effective April 30, 1998, and the first test date for such covenant shall be the earlier of: (i) May 15, 1998, or (ii) the date of the closing of the Offering (and compliance therewith shall be deemed waived or satisfied for all prior periods):


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



          "6.9. Minimum Liquidity. Borrower shall either (i) maintain as of the fifteenth of each month (or as of the next business day if the fifteenth is not a business day) and as of the last business day of each month, Minimum Liquidity of Eight Million ($8,000,000) Dollars, or (ii) make the payments required by this Section 6.9. "Minimum Liquidity" means the sum of (i) Borrower's book balance of unencumbered cash (including cash equivalents and marketable securities, but exclusive of the CRLP Withold), plus (ii) 50% of Borrower's Accounts Receivable. Cash encumbered solely by the Bank's personal property security interest shall be considered to be "unencumbered cash" for purposes of this covenant. If Borrower's Minimum Liquidity is less than Eight Million ($8,000,000) Dollars as of any test date, the Borrower shall pay to the Bank as an additional principal payment on the Committed Term Facility in good and immediately collectible funds an amount equal to thirty-five (35%) percent of the then outstanding balance of the Committed Term Facility; if Borrower's Minimum Liquidity is less than Four Million ($4,000,000) Dollars as of any test date, the Borrower shall pay to the Bank as a principal payment on the Committed Term Facility in good and immediately collectible funds an amount equal to one hundred (100%) percent of the then outstanding balance of the Committed Term Facility. Such payment shall be made on the next business day after the applicable Minimum Liquidity Covenant test date."

     6. The Borrower further acknowledges that all reasonable out-of-pocket costs and expenses of the Bank in connection with negotiation, documentation and administration of this Second Amendment, including reasonable fees of attorneys engaged to represent the Bank, shall be borne by the Borrower.

     7. The Borrower acknowledges and confirms that to the extent that the Borrower may have any claims, offsets, counterclaims, or defenses, asserted or unasserted, the Borrower, for itself, and on behalf of its successors, assigns, parents, subsidiaries, agents, affiliates, predecessors, employees, officers, directors, executors and heirs, as applicable (collectively, the "Borrower Affiliates") releases and forever discharges the Bank, its subsidiaries, affiliates, employees, officers, directors, agents, successors and assigns, both present and former (collectively, the "Bank Affiliates") of and from any and all manner of claims, offsets, counterclaims, defenses, action and actions, cause and causes of action, suits, debts, controversies, damages, judgments, executions, and demands whatsoever, asserted or unasserted, in law or in equity, which against the Bank and/or the Bank Affiliates, they or the Borrower Affiliates ever had to and including the date hereof, upon or by reason of any matter, cause, causes or thing whatsoever, in connection with the Loan and/or any of the transactions and matters related thereto, except for the obligations of the Bank in such documents, instruments and agreements to be performed after the date of this Second Amendment. The Borrower shall indemnify, defend and hold the Bank harmless of and from any claim brought or threatened against the Bank by the Borrower or any other person (as well as

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


          from attorneys' fees and expenses in connection therewith) on account of the Loan Agreement, the Note, the Consent Letter, the Intellectual Property Security Agreement, Pledge Agreement, Intercreditor Agreement, the First Amendment, this Second Amendment, and any other document, instrument or agreement given in connection with the Loan and any of the transactions and matters related thereto (each of which may be defended, compromised, settled or pursued by the Bank with counsel of the Bank's election reasonably acceptable to the Borrower, but at the expense of the Borrower), except in the case of the Bank's failure to comply with its obligations hereunder or thereunder, its gross negligence or willful misconduct.

     8. To the extent possible, this Second Amendment shall be construed to be consistent with the provisions of the Loan Agreement; however, to the extent that the provisions of this Second Amendment expressly conflict with or contradict the provisions of the Loan Agreement, the provisions of this Second Amendment shall be deemed to control.

     9. This Second Amendment represents the entire agreement between the parties with respect to the modifications contained herein, and shall be construed in accordance with the laws of the Commonwealth of Massachusetts as an agreement under seal. The Borrower has voluntarily entered into this Second Amendment without coercion or duress of any kind and has been or has had the opportunity to have been represented by legal counsel of their choosing.

         WITNESS OUR hands and seals on this 19th day of May, 1998, effective as of April 30, 1998.

                                            HYBRIDON, INC.


                                            By:/s/E. Andrews Grinstead, III
                                               ---------------------------------



                                            SILICON VALLEY BANK


                                            By:/s/Sean Lynden
                                               ---------------------------------

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



                                  SCHEDULE 1 TO
                 SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT
                                     BETWEEN
                               SILICON VALLEY BANK
                               AND HYBRIDON, INC.


Principal Balance as of April 30, 1998               $5,124,675.22
Interest outstanding at April 30, 1998                   54,755.84


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